UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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WSI Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[WSI LOGO]
WSI INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
January 5, 2011
Notice is hereby given that the Annual Meeting of Shareholders of WSI Industries, Inc. will be held at its offices at 213 Chelsea Road, Monticello, Minnesota, 55362, on Wednesday, January 5, 2011, at 1:00 p.m., local time, for the following purposes:
1.	To elect four directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.
2.	To amend the WSI Industries, Inc. 2005 Stock Plan to increase the number of shares of common stock authorized for issuance by 200,000 shares; and
3.	To ratify the appointment of Schechter Dokken Kanter Andrews & Selcer Ltd. as independent public accountants for the fiscal year ending August 28, 2011.
The Board of Directors has fixed the close of business on November 8, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
By Order of the Board of Directors
Michael J. Pudil,
Chairman and Chief Executive Officer
Minneapolis, Minnesota
December 3, 2010
YOUR VOTE IS IMPORTANT!
REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JANUARY 5, 2011
WSI Industries, Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.
You may access the following proxy materials as of the date they are first mailed to our shareholders at www.wsiindustries.com by following the link for “Investor Relations” and then “Annual Meeting Materials”:
•	Notice of 2011 Annual Meeting of Shareholders to be held on Wednesday, January 5, 2011;

•	Proxy Statement for 2011 Annual Meeting of Shareholders to be held on Wednesday, January 5, 2011; and

•	Annual Report on Form 10-K for the fiscal year ended August 29, 2010.
These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

[WSI LOGO]

WSI INDUSTRIES, INC.

213 Chelsea Road
Monticello, MN 55362

PROXY STATEMENT

Solicitation of Proxies
This proxy statement is furnished to the shareholders of WSI Industries, Inc. (“we” or “us” or “WSI Industries”) in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders to be held on January 5, 2011, or any adjournment(s) or postponement(s) thereof. Our offices are located at 213 Chelsea Road, Monticello, Minnesota 55362 and our telephone number is (763) 295-9202. The mailing of this proxy statement to our shareholders commenced on or about December 3, 2010.
Cost and Method of Solicitation
The cost of this solicitation will be borne by WSI Industries. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, facsimile or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.
We have also retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,000, plus reimbursement of certain out-of-pocket expenses.
Quorum and Voting
We currently have only one class of securities, common stock, of which 2,862,014 shares were issued and outstanding and entitled to vote at the close of business on November 8, 2010. Only shareholders of record at the close of business on November 8, 2010 will be entitled to vote at the Annual Meeting.
Each share is entitled to one vote and shareholders have cumulative voting rights in connection with the election of directors in the event any shareholder gives written notice of intent to cumulate votes to any officer of WSI Industries before the Annual Meeting or to the presiding officer at the Annual Meeting. A shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder may be entitled by four (the number of directors to be elected) and casting all such votes for one nominee or distributing them among any two or more nominees. In the event that there is cumulative voting, the proxies shall have the authority and discretion to vote the shares cumulatively for any nominee or nominees for whom authority to vote has not been withheld and to cast the votes in their discretion among any nominee(s) for whom authority to vote has not been withheld.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please grant a proxy to vote as promptly as possible in order to ensure your representation at the meeting. To grant your proxy, you may complete, date, sign and return the enclosed proxy by mail or follow the enclosed instructions to grant a proxy to vote by means of telephone or the Internet.
Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.
If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals. If you are a street name holder and you do not return your voting form to your broker, no votes will be cast on your behalf for Proposal 1, the election of directors, or Proposal 2, approval of an amendment the 2005 Stock Plan. This is sometimes called a “broker non-vote.” Your broker will be entitled to vote in its discretion on Proposal 3, the ratification of Schechter Dokken Kanter Andrews & Selcer Ltd. as our independent registered public accounting firm for fiscal year 2011. Shareholders of WSI Industries who own shares of common stock through a bank or brokerage are sometimes called “street name” holders. Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”
Quorum and Vote Requirements
Under Minnesota law, a quorum, consisting of a majority of the shares of common stock entitled to vote at this 2011 Annual Meeting of Shareholders, must be present in person or by proxy before action may be taken at the Annual Meeting. Votes cast by proxy or in person at this Annual Meeting will determine whether or not a quorum is present.
“Broker non-votes,” or shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers, are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting of Shareholders. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote.
A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors, which is Proposal 1. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you vote “ABSTAIN” on any proposal, it has the same effect as a vote against the proposal.
Proposal 2: Approval of an Amendment to the 2005 Stock Plan generally must be approved by the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.

Proposal 3: Appointment of Independent Auditors generally must be approved by the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.
So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.
Casting Your Vote as a Street Name Holder
If you hold your shares through a broker (that is, in “street name”) and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.
As of January 1, 2010, brokers no longer have discretionary authority to vote their customers’ shares in an election of directors unless those customers give the brokers instructions on how to vote. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, no votes will be cast on your behalf in the election of directors of WSI Industries. Because of this change in broker voting rules, all street name holders are urged to provide instructions to their brokers on how to vote their shares in the election of directors at the Annual Meeting.
Additionally, brokers do not have the discretion to vote on Proposal 2: Approval of an Amendment to the 2005 Stock Plan. If you hold your shares in street name and do not provide voting instructions to your broker for Proposal 2, no votes will be cast on your behalf relating to this proposal.
Make your vote count! Instruct your broker how to cast your vote!
If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 3: Ratification of the Appointment of Independent Auditors.
Revoking a Proxy
You may change your vote and revoke your proxy at any time before it is voted by:
•	Sending a written statement to that effect to the Secretary of WSI Industries;
•	Submitting a properly signed proxy card with a later date;
•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or
•	Voting in person at the Annual Meeting.
All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 213 Chelsea Road, Monticello, Minnesota 55362, and our telephone number is (763) 295-9202.

Annual Meeting and Special Meetings; Bylaw Amendments
This 2011 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our secretary, by a majority of the Board or by shareholders as provided by law. Minnesota law permits a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting to call a special meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2012 Annual Meeting.”
Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT
The following table includes information as of November 8, 2010, concerning the beneficial ownership of our common stock by (i) shareholders known to us to hold more than five percent of our common stock, (ii) each of our directors and director nominees, (iii) each Named Executive Officer and (iv) all of our current executive officers and directors as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. The business address of each person is 213 Chelsea Road, Monticello, Minnesota 55362.

Name and Address		Percent
of Beneficial Owner	Amount (1)	Of Class (2)
Paul Baszucki (3)	12,250	*

Thomas C. Bender (3)(4)	5,000	*

James D. Hartman (3)(4)	0	*

Eugene J. Mora (3)	13,500	*

Burton F. Myers II (3)(4)	5,000	*

Michael J. Pudil (3)(4)(5)	108,570	3.7%

Benjamin T. Rashleger (5)	19,712	*

Paul D. Sheely (5)	39,671	1.4%

All Current Officers and Directors as a Group (8 persons)	203,703	6.8%

*	Less than one percent.

(1)	Includes the following number of shares that may be purchased within sixty days of November 8, 2010 pursuant to outstanding stock options: Mr. Baszucki, 7,500 shares; Mr. Bender, 5,000 shares; Mr. Hartman, 0 shares; Mr. Mora, 5,000 shares; Mr. Myers, 5,000 shares; Mr. Pudil, 48,333 shares; Mr. Rashleger, 3,333 shares; Mr. Sheely, 25,000 shares; and all current officers and directors as a group, 99,166 shares.

(2)	Shares of common stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for computing such person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

(3)	Serves as a director of WSI Industries.

(4)	Nominee for election to the Board of Directors.

(5)	Named Executive Officer.

PROPOSAL 1:
ELECTION OF DIRECTORS
Four directors will be elected at the 2011 Annual Meeting to serve until the next Annual Meeting of Shareholders or until their respective successors are elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Governance/Nominating Committee has nominated, and the Board of Directors has ratified the nomination of, the four persons named below. All nominees are currently directors of WSI Industries. Messrs. Eugene Mora and Paul Baszucki were not nominated for re-election at this 2011 Annual Meeting due to their retirement.
It is intended that proxies will be voted for the nominees named below, and the Board of Directors has no reason to believe any nominee will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board of Directors may propose.
Information Regarding Nominees
Set forth below are the biographies of the nominees, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of WSI Industries at this time. All nominees meet the criteria applicable to Board nominees that are set out in our Governance Guidelines and summarized under “Corporate Governance — Director Nominees — Criteria for Nomination to the Board; Diversity Considerations.”
Thomas C. Bender, age 64, has served as our director since 2008. From 1997 to 2008, Mr. Bender was the President and Chief Executive Officer of Cretex Companies, Inc., a diversified manufacturing holding company. He retired from Cretex Companies in 2008. From 1984 to 1997, Mr. Bender was employed in roles of increasing responsibility within Cretex Companies, Inc.
Mr. Bender brings to the Board a strong background in executive management through his service for more than a decade as the Chief Executive Officer of a manufacturing holding company. This executive management expertise qualifies Mr. Bender to serve as a director of WSI Industries.
James D. Hartman, age 64, has served as our director since October 19, 2010. From 2003 until it was acquired in 2007, Mr. Hartman was the Chairman of Enpath Medical, Inc., a publicly traded medical device company. From 1991 until 2007, Mr. Hartman held a variety of executive leadership positions with Enpath Medical, Inc. and its predecessor company, including serving as Chief Executive Officer of Enpath from February 1996 to his retirement from that position in January 2006. Mr. Hartman has served as a director of NVE Corporation (Nasdaq: NVEC) since August 2006.
Mr. Hartman’s nearly twenty years experience as a director and executive officer of a publicly traded company qualify him to serve as a director for WSI Industries. In addition, Mr. Hartman qualifies as an audit committee financial expert.
Burton F. Myers II, age 56, has served as our director since 2008. Mr. Myers is President of Franklin Capital Partners, Inc., a company providing advisory services in connection with acquisition and divestiture transactions, which he founded in 1993. In 1994, Mr. Myers served as President of Craft Industries, Inc. From 1984 to 1994, he was a principal and President of Franklin Investments, Inc., which acquired privately-held companies.

Mr. Myers is qualified to serve as a director of WSI Industries because of his extensive experience in merger and acquisition transactions and corporate development, as well as executive leadership for both public and private companies.
Michael J. Pudil, age 62, has served as our director since 1993 and is the Chairman of the Board of Directors. Mr. Pudil has also served as our Chief Executive Officer since 1993 and from 1993 to October 2009, also held the title of President. Prior to joining WSI Industries, Mr. Pudil was Vice President and General Manager of Remmele Engineering, Inc., a privately-held contract machining company located in St. Paul, Minnesota.
Mr. Pudil is qualified to serve on the WSI Industries Board of Directors because he brings to the Board a keen understanding of our business and industry developed through his tenure as our Chief Executive Officer and in his previous position as the Chief Executive Officer of another contract machining company. Additionally, Mr. Pudil’s role as our Chief Executive Officer allows him to provide the Board with his unique insight as a member of management on our business and our operations.
Vote Required
Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.
The Board of Directors Recommends a Vote FOR
Each of the Nominees for Director.

CORPORATE GOVERNANCE
Board and Nominee Independence
The Board of Directors undertook a review of director independence in October 2010 as to all of the five directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and WSI Industries, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board affirmatively determined that all of the directors, except Mr. Pudil, are independent as defined by the Nasdaq Listing Rules. Mr. Pudil is not independent under the Nasdaq Listing Rules because he is employed by WSI Industries and he serves as our Chief Executive Officer. The Board of Directors also reviewed the independence of Mr. Hartman when he was elected to the Board on October 19, 2010. The Board affirmatively determined that Mr. Hartman is an independent director under the definition of the Nasdaq Listing Rules.
Committees of the Board of Directors and Committee Independence
The Board of Directors has established a Governance/Nominating Committee, a Compensation Committee and an Audit Committee. The composition and function of these committees are set forth below.
Compensation Committee. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers and senior management of WSI Industries. Among its other duties, the Compensation Committee oversees our stock-based compensation plans for executive officers, recommends Board compensation, and reviews and makes recommendations on succession plans for the Chief Executive Officer. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance. The current members of the Compensation Committee are Messrs. Paul Baszucki (chair), Thomas C. Bender and Burton F. Myers II. During fiscal year 2010, the Compensation Committee met three times.
The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Listing Rules and a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”). Each member of our Compensation Committee meets these requirements. The charter of the Compensation Committee is available by following the link to the “Investor Relations” section of our website at www.wsiindustries.com.
Governance/Nominating Committee. The Governance/Nominating Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors, ensuring that our Board and governance policies are appropriately structured, reviewing and recommending changes to our governance guidelines, and overseeing Board and Committee evaluations. The current members of the Governance/Nominating Committee are Messrs. Paul Baszucki, Thomas C. Bender, Eugene J. Mora, and Burton F. Myers II. During fiscal year 2010, the Governance/Nominating Committee met one time.
The charter of the Governance/Nominating Committee requires that this committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Listing Rules. Each member of the Governance/Nominating Committee meets these requirements. The charter of the Governance/Nominating Committee is available by following the link to the “Investor Relations” section of our website at www.wsiindustries.com.

Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.
The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available by following the link to the “Investor Relations” section of our website at www.wsiindustries.com. The Audit Committee presently consists of Messrs. Eugene J. Mora (chair), Paul Baszucki and Thomas C. Bender. During fiscal year 2010, the Audit Committee met four times.
The charter of the Audit Committee requires that all members of the Audit Committee must be “independent” directors under the Nasdaq Listing Rules and meet the independence requirements of the rules of the Securities and Exchange Commission. The members of the Audit Committee must also meet the experience and sophistication requirements of the Nasdaq Listing Rules. The composition of the Audit Committee meets these requirements. The Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. While the Board of Directors has determined that no one person currently serving on the Audit Committee meets the Securities and Exchange Commission definition of an “audit committee financial expert,” the Board of Directors believes that the members comprising the Audit Committee have the requisite attributes and abilities to allow them collectively to fulfill their duties as Audit Committee members. A report of the Audit Committee is set forth below.
Board Leadership Structure
Currently, Mr. Pudil serves as both the chairman of the Board and as our Chief Executive Officer. The Board of Directors does not have a policy as to whether the chairman should be an independent director, an affiliated director, or a member of management. We also have three standing committees that are each led by a chair. All members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer does not serve on any committee.
Our Board believes its current leadership structure is appropriate because it effectively allocates responsibility, authority and oversight between management and our Board and the committees of our Board. It does this by giving primary responsibility for the operational leadership to our Chief Executive Officer and giving primary responsibility for strategic direction to our Board, where the Chairman is able to provide critical and meaningful insight into the interaction between strategic direction and the operational level execution of our strategies because he is also the Chief Executive Officer.
The Governance/Nominating Committee also believes that the existing committee structure facilitates oversight of management by promoting communication by management relating to key audit, compensation and governance matters, and independent consideration of these matters by committees that are comprised exclusively of independent directors.

Board’s Role in Risk Oversight
In our business, we face a number of risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management.
The Board of Directors exercises direct oversight of strategic risks to our company, as well as certain business and operational risks. Our Audit Committee exercises oversight, on behalf of the Board of Directors, relating to accounting, financial controls, financial reporting and related risks. The Compensation Committee supports the Board’s role in risk oversight by overseeing risks relating to compensation programs and policies. In each case, management periodically reports to our Board or relevant committee regarding risks and management’s process to assess and mitigate those risks. Each committee charged with areas of risk oversight also reports to our Board on those matters. Because of the relatively small size of our Board and the fact that directors typically serve on more than one committee, from time to time the Board also exercises direct risk oversight relating to the areas within the risk oversight authority of the committees.
Director Nominations
The Governance/Nominating Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Article II, Section 5 of our Amended and Restated Bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.”
Criteria for Nomination to the Board; Diversity Considerations. The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance/Nominating Committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, as the Governance/Nominating Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of WSI Industries and the Board of Directors.
The Governance/Nominating Committee evaluates each prospective nominee against the following standards and qualifications:
•	Background, including high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and business;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;
•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;
•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the Board’s diversity.
The Committee also considers such other relevant factors as it deems appropriate. The Governance/Nominating Committee will consider persons recommended by the shareholders in the same manner as other nominees.

The Governance/Nominating Committee does not have a formal policy with respect to diversity. However, as part of the process leading to the election of Mr. Hartman in October 2010 and as part of the nominee selection process for this Annual Meeting, the Governance/Nominating Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of Mr. Hartman and the director nominees. Based upon that review, the Governance/Nominating Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board.
Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance/Nominating Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance/Nominating Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.
Board Nominees for the 2011 Annual Meeting. The Governance/Nominating Committee selected the nominees for this 2011 Annual Meeting in October 2010. Except for Mr. Hartman, all of the nominees for election at this 2011 Annual Meeting served as directors during fiscal year 2010 and were elected by shareholders at the 2010 Annual Meeting. Mr. Hartman was elected to our Board of Directors on October 19, 2010. He was originally identified to the Governance/Nominating Committee as a Board candidate by Mr. Myers. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.
Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance/Nominating Committee c/o the Secretary of WSI Industries and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the 1934 Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described in our Amended and Restated Bylaws and under the caption “Shareholder Proposals and Shareholder Nominees for 2012 Annual Meeting” below.
Board Attendance at Meetings
The Board of Directors met five times during fiscal year 2010. Each nominee who served as a director in fiscal year 2010 attended at least 75% or more of the meetings of the Board of Directors and any committee on which he served.

We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend shareholder meetings that are held in conjunction with a meeting of the Board of Directors. Three members of the Board of Directors then serving attended the 2010 Annual Meeting of Shareholders.
Communications with Directors
Shareholders may communicate with the Board as a group, the chair of any committee of the Board of Directors or any individual director by sending an e-mail to lead.director@wsci.com or by directing the communication in care of lead director, at the address set forth on the front page of this proxy statement.
Code of Ethics
On October 29, 2003, we adopted a Code of Ethics & Business Conduct that applies to all directors and employees, including our principal executive officer and principal financial officer, or persons performing similar functions. The Code of Ethics & Business Conduct is an exhibit to our Annual Report on Form 10-K for the year ended August 28, 2004 filed with the Securities and Exchange Commission and available at www.sec.gov.
REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors is currently comprised of Messrs. Mora, Baszucki and Bender. In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and Schechter Dokken Kanter Andrews & Selcer Ltd., our independent accountants. The discussions with Schechter Dokken Kanter Andrews & Selcer Ltd. also included the matters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.
Schechter Dokken Kanter Andrews & Selcer Ltd provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Schechter Dokken Kanter Andrews & Selcer Ltd.
Based on the discussions with management and Schechter Dokken Kanter Andrews & Selcer Ltd., the Audit Committee’s review of the representations of management and the report of Schechter Dokken Kanter Andrews & Selcer Ltd., the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended August 29, 2010 filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS:

Eugene J. Mora (Chair)	Paul Baszucki	Thomas C. Bender
The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

PROPOSAL 2:
APPROVAL OF AN AMENDMENT TO THE 2005 STOCK PLAN
General Information
On October 19, 2010, the Board of Directors adopted, subject to shareholder approval at this 2011 Annual Meeting of Shareholders, an amendment to the WSI Industries, Inc. 2005 Stock Plan (the “2005 Plan”) to increase the number of shares of common stock reserved and available for issuance under the Plan by 200,000 shares.
Below is a summary of the amendment to the 2005 Plan that is the subject of this Proposal 2, as well as a summary of the other key features of the 2005 Plan.
The purpose of the 2005 Plan is to enable us to retain and attract key employees, consultants and non-employee directors who contribute to our success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in our long-term success and growth by giving them a proprietary interest in WSI Industries. The 2005 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) deferred stock and (v) other rewards.
Description of Amendment
The 2005 Plan is the only general equity compensation plan currently available to us. As of November 8, 2010, there were only 67,273 shares available for future issuance under the 2005 Plan and 229,666 shares subject to outstanding awards under the 2005 Plan. On October 19, 2010, the Board of Directors amended the 2005 Plan to increase the number of shares of common stock available for issuance by 200,000 shares from 400,000 shares to 600,000 shares.
Equity-based compensation, such as stock options, has historically been a key component in the compensation packages for both executive and other key personnel. The Compensation Committee and the Board of Directors believe the 2005 Plan is, and will continue to be, an important tool in attracting and retaining key personnel, especially given the highly competitive nature of our industry. Without the ability to grant additional awards under the 2005 Plan, we may not have the appropriate tools to attract and retain these personnel. Awards under the 2005 Plan will also allow the Compensation Committee and the Board to provide award recipients with incentives that directly align their interests with those of our shareholders. The Compensation Committee intends to utilize a mix of stock options, restricted stock (with or without performance based restrictions) and stock appreciation rights for awards under the 2005 Plan.

The following chart summarizes the history of awards by the Compensation Committee during fiscal years 2010, 2009 and 2008. The chart shows the number of shares utilized under the 2005 Plan during this period, and the aggregate shares reserved for outstanding grants plus those available under the 2005 Plan, as a percentage of our outstanding shares (assuming for this calculation that all shares under the 2005 Plan were also outstanding).

		Beginning
		Total Plan
	Beginning	Shares		New Share	New Share
	Total	Reserved	Plan Shares as a	Grants During	Grants as a
	Shares	and	Percentage of	Year	Percentage of
Fiscal	Outstanding	Available	Total Shares	Under Plan	Total Shares
Year	A	B	B/(A+B)	C	C/(A+B)

2010	2,878,868	107,312	3.6%	113,405	3.8%

2009	2,825,358	213,822	7.0%	116,104	3.8%

2008	2,731,165	94,153	3.3%	94,334	3.4%
The new share grants in each year include shares that were granted as part of performance based restricted stock awards. Some of those shares were forfeited in the following fiscal year because the performance criteria relating to the award were not met. The shares that were forfeited and returned to the 2005 Plan totaled: 44,405 shares in 2010; 40,761 shares in 2009; and 6,174 shares in 2008.
In reviewing the 2005 Plan to determine to increase the number of shares reserved and available for issuance by 200,000, the Compensation Committee reviewed the potential dilution to our shareholders, our historical use of stock incentives, the number of shares remaining for grant under the 2005 Plan, the rate of exercise of outstanding options, and other factors. The Compensation Committee believes that the potential dilution from equity compensation awards under the 2005 Plan represents an acceptable balance between the interests of our shareholders in supporting the growth of our business while appropriately managing dilution from our equity compensation programs.
Summary of the 2005 Plan
Shares Available Under 2005 Plan. There are currently 400,000 shares of common stock reserved and available for awards under the 2005 Plan. Shares of common stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 2005 Plan. The amendment approved by our Board of Directors on October 19, 2010 would increase the number of shares reserved for issuance by 200,000 shares to a total of 600,000 shares (subject to adjustment in the event of possible future stock splits or similar changes in the common stock).
Eligibility and Administration. Officers and other key employees of WSI Industries and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of WSI Industries and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 2005 Plan. Following this 2011 Annual Meeting, we will have three non-employee Board members, three executive officers and certain other employees eligible to receive awards at the discretion of the Compensation Committee.
The 2005 Plan is administered by the Board or, in its discretion, by a committee of not less than two “non-employee directors,” as defined in the 2005 Plan (the “Committee”), who are appointed by the Board of Directors. The term “Board” as used in the 2005 Plan refers to the Board or, if the Board has delegated its authority, the Committee. The Board has the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 2005 Plan, and adopt rules, regulations and procedures with respect to the administration of the 2005 Plan. However, no person may, during any of our fiscal years, receive grants of stock options or stock appreciation rights under the 2005 Plan that, in the aggregate, exceed 100,000 shares.

Stock Options. The Board may grant stock options that qualify as “incentive stock options” under the Internal Revenue Code (the “Code”) or those that do not so qualify, referred to as “non-qualified stock options,” in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 2005 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board’s discretion, by tendering our common stock. The optionee may elect to pay all or part of the option exercise price by having us withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option is transferable by the optionee or exercisable by anyone else during the optionee’s lifetime.
Stock options may be exercised during varying periods of time after a participant’s termination of employment, depending upon the reason for the termination. Following a participant’s death, the participant’s stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee’s legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant’s stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three months (or such longer period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant’s options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant’s employment is terminated for cause, the participant’s stock options immediately terminate. The Board may reduce these exercise periods for particular options. The Board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or retirement.
No incentive stock option may be granted under the 2005 Plan after October 28, 2015. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of WSI Industries, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year may not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of our stock, the option price must be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 2005 Plan may be less than 100% of the fair market value of the common stock on the date of grant. The 2005 Plan explicitly prohibits repricing of any stock option granted under the 2005 Plan through repurchase of the stock option or exchange of the stock option for a lower priced option.
Further, the 2005 Plan provides that each non-employee director who is elected or re-elected to the Board of Directors at a meeting of shareholders will automatically receive a grant of an option to purchase 2,000 shares of our common stock, with the exercise price being the fair market value of a share of common stock on the date of grant. All options vest as to 25% of the shares underlying such option on the six-month anniversary of the date of grant and as to an additional 25% each of the three subsequent anniversary dates of the grant of such options. The options are exercisable for a term of five years, unless such non-employee director ceases to be a member of the Board, in which case the Stock Option shall expire 30 days after such non-employee director’s departure from the Board.

Stock Appreciation Rights. The Board may grant stock appreciation rights (“SARs”) in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from us the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by us in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.
Restricted Stock. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. We will hold the restricted stock in custody until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by us subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 2005 Plan.
If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to us, subject to the right of the Board to waive such restrictions in the event of a participant’s death, total disability, retirement or under special circumstances approved by the Board.
Deferred Stock. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.
Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question will be forfeited by the participant, subject to the Board’s ability to waive any remaining deferral limitations with respect to a participant’s deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.
Other Awards. The Board may grant common stock, other common stock based and non-common stock based awards including, without limitation, those awards pursuant to which shares of common stock are or in the future may be acquired, awards denominated in common stock units, securities convertible into common stock, phantom securities and dividend equivalents. The Board shall determine the terms and conditions of such common stock, common stock based and non-common stock based awards provided that such awards shall not be inconsistent with the terms of the 2005 Plan.

Plan Benefits to Non-Employee Directors
The 2005 Plan provides for annual grants to our non-employee directors of non-qualified options to purchase 2,000 shares of our common stock. The following table sets forth the information with respect to options that will be granted under the 2005 Plan to those non-employee directors serving as a member of the Board of Directors of WSI Industries immediately following this Annual Meeting, assuming each of the nominees for director is elected at this Annual Meeting:

Name	Number of Shares

Thomas C. Bender	2,000

James D. Hartman	2,000

Burton F. Myers II	2,000

All Non-Employee Directors, as a Group	6,000
The 2005 Plan allows for awards to our officers, directors, employees, and consultants. However, other than as described above, the amount of any other award is not determinable at this time and will be made in the discretion of the Board or the Committee.
Federal Income Tax Consequences
Stock Options. An optionee will not realize taxable income upon either the granting or exercise of an incentive stock option. However, upon exercise of the incentive stock option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee generally will recognize capital gain or loss if the stock has been held for at least two years from the date of the option grant or at least one year after the stock was purchased. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. We are entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.
An optionee also will not realize taxable compensation income upon the grant of a non-qualified stock option. When an optionee exercises a non-qualified stock option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee’s basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year. We are entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.
Stock Appreciation Rights. The grant of an SAR would not result in income for the participant or in a deduction for us. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, and we would be entitled to a deduction, measured by the fair market value of the shares plus any cash received.

Restricted Stock and Deferred Stock. The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for us for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a “substantial risk of forfeiture,” as intended by us. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, we will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and we are entitled to a corresponding deduction.
Withholding. The 2005 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to us any federal, state or local taxes required by law to be withheld with respect to the award. To the extent permitted by law, we have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 2005 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing us to retain from the number of shares of common stock which would otherwise be deliverable to the participant, or (ii) delivering to us from shares of the common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, we would pay the tax liability from our own funds.
Registration with the SEC
Upon approval of the amendments to the 2005 Plan by the shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the 1933 Act covering the offering of the 200,000 additional shares of common stock issuable under the 2005 Plan.
Vote Required
Approval of Proposal 2: Approval of Amendment to the 2005 Stock Plan requires the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on Proposal 2 or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.
The Board of Directors Recommends a Vote FOR
Proposal 2: Amendment to the 2005 Stock Plan.

EXECUTIVE OFFICERS
Set forth below is biographical and other information on our current executive officers. Information about Michael J. Pudil, our Chief Executive Officer, may be found under the heading “Nominees for Election to the Board of Directors” at Proposal 1: Election of Directors.
Benjamin T. Rashleger, age 35, has served as our President and Chief Operating Officer since October 12, 2009. Prior to joining WSI, Mr. Rashleger was the President and Chief Financial Officer of Milltronics Manufacturing Company, a privately held machine tool manufacturer in Waconia, Minnesota from 2006 until June 2007. As President and Chief Financial Officer, Mr. Rashleger was responsible for all aspects of operations and finance matters for Milltronics. From 2002 to 2006, Mr. Rashleger served Milltronics Manufacturing as Vice President, where he was responsible for all financial, procurement, information systems and customer service related activities. In June 2007, Milltronics Manufacturing Company was acquired by Liberty Diversified Industries and Mr. Rashleger continued on as the Director of Operations of Milltronics Manufacturing as a Liberty Diversified Industries company from June 2007 until December 2008. As the Director of Operations, Mr. Rashleger continued to be responsible for the operations of the Milltronics Manufacturing business of Liberty Diversities Industries. From January 2009 until his appointment as our President and Chief Operating Officer, Mr. Rashleger was on sabbatical and exploring opportunities. Mr. Rashleger earned a Bachelor of Science degree in Business from the Carlson School of Management at the University of Minnesota.
Paul D. Sheely, age 51, has served as our Chief Financial Officer and Vice President of Finance, as well as our Treasurer and Secretary, since September 1998. From 1996 to 1998 he served as Chief Financial Officer of Graseby Medical, Inc., a medical device manufacturer of volumetric infusion pumps.
DIRECTOR AND EXECUTIVE COMPENSATION
Explanation of Compensation
The following discussion and analysis describes our compensation objectives and policies as applied to the persons serving as our executive officers during our fiscal year 2010.
During fiscal year 2010, Michael J. Pudil served as our Chief Executive Officer, Benjamin T. Rashleger served as our President and Chief Operating Officer, and Paul D. Sheely served as our Chief Financial Officer. Messrs. Pudil, Sheely and Rashleger are referred to in this proxy statement as the Named Executive Officers.
This explanation section is intended to provide a framework for understanding the actual compensation awarded to or earned by each Named Executive Officer during 2010, as reported in the compensation tables and accompanying narrative sections of this proxy statement.
For the Named Executive Officers, annual compensation consists of base salary, a cash bonus based on achievement of goals determined by the Compensation Committee, performance based equity compensation, and long-term equity compensation.

Overview of the Compensation Process
The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers other than the Chief Executive Officer. The Board of Directors is responsible for, and regularly reviews, the succession plan for our Chief Executive Officer. The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for directors. The Compensation Committee has also been appointed by the Board of Directors to administer our 2005 Stock Plan (the “2005 Plan”).
In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs. On November 2, 2009, the Compensation Committee adopted and the Board of Directors approved the 2010 Executive Bonus Program (the “2010 Executive Bonus Program”) for executive officers and other members of management. The Compensation Committee also approved the bonus that may be earned by executive officers under the 2010 Executive Bonus Program, as a percentage of the executive officer’s salary, at the threshold, target and maximum levels. On November 2, 2009, the Compensation Committee also approved grants of performance based restricted stock under the 2010 Executive Bonus Program as part of the design of that program.
Use of Compensation Consultant and Role of Management
Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. The Compensation Committee did not engage a compensation consultant to assist it in determining executive compensation for fiscal year 2010. However, with respect to fiscal year 2010 compensation, the Compensation Committee reviewed director and executive officer compensation information prepared by a compensation consultant for fiscal year 2008, as well as reviewed surveys, reports and other market data against which it measured the competitiveness of our compensation programs for fiscal year 2010.
In determining compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties, responsibilities and performance of the other executive officer and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2010 Executive Bonus Program. From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee. No Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

2010 Compensation for Named Executive Officers
Base Salaries
In connection with our offer of employment to Mr. Rashleger for the position of President and Chief Operating Officer, the Compensation Committee set all of the terms of Mr. Rashleger’s employment, including his compensation. Mr. Rashleger began as our President and Chief Operating Officer on October 12, 2009 at an annual base salary of $150,000. The Compensation Committee set Mr. Rashleger’s annual base salary to both be attractive to an executive officer candidate such as Mr. Rashleger and to be appropriate for our company given our size, industry, the opportunity for Mr. Rashleger to earn additional compensation through our bonus program, and the current and historical base salaries of other executive officers. In particular, the Compensation Committee considered the base salary of Mr. Pudil, our Chief Executive Officer who also served as our President until Mr. Rashleger was hired.
In connection with the hiring of Mr. Rashleger, we entered into an employment agreement dated October 7, 2009 with Mr. Pudil. Pursuant to that agreement, Mr. Pudil is employed as our Chief Executive Officer at an annual base salary of $222,120. This compares to an annual base salary of $233,810 for Mr. Pudil that was established in January 2009, but that was reduced in March 2009 by 5% to $222,120 due to economic conditions. Additionally, under the terms of the employment agreement, Mr. Pudil’s base salary was reduced to $100,000 after December 31, 2009 because Mr. Pudil’s successor continued to serve as President at that time.
The base salary for Mr. Sheely was set at $137,150 per year effective January 5, 2009, which represented an increase of 4.0% over the prior year. However, effective March 30, 2009, the Compensation Committee reduced Mr. Sheely’s base salary by 5% to $130,293 per year due to economic conditions. This reduced base salary for Mr. Sheely was continued through fiscal year 2010.
In determining base salaries for fiscal year 2010, the Compensation Committee reviewed and discussed our historical and projected financial performance, and the impact of economic conditions on our business. The Compensation Committee also reviewed historical salary data for the executive officer positions, the total cash compensation the Named Executive Officers may earn from the executive bonus program, and information regarding salary practices at other companies based on surveys, reports and other market data.
Design of 2010 Executive Bonus Programs
For fiscal year 2010, cash and equity incentive compensation was available to the Named Executive Officers through the 2010 Executive Bonus Program. On November 2, 2009, the Compensation Committee recommended, and the Board of Directors approved the 2010 Executive Bonus Program. Of the Named Executive Officers, only Messrs. Rashleger and Sheely participated in the 2010 Executive Bonus Program.
Under the 2010 Executive Bonus Program, Mr. Rashleger and Sheely were eligible for a cash bonus depending upon our fiscal year 2010 performance against goals established by the Compensation Committee relating to return on assets. Return on assets (“ROA”) is defined as pretax income before incentive compensation divided by average tangible assets. The Compensation Committee set threshold, target and maximum goals for fiscal year 2010 relating to ROA. If the threshold level was not met, the executive officers would not earn any bonus under the 2010 Executive Bonus Program.

Under the Program, Messrs. Rashleger and Sheely are each eligible for a bonus of 10%, 50% and 70% of his respective base salary at the threshold, target and maximum levels of return on assets, respectively. If we achieved a level of ROA that fell between the levels established by the Compensation Committee, the executive officer’s bonus would be prorated.
All bonuses at the threshold and target levels and between the threshold and target levels will be paid out in cash. If we achieved ROA in excess of the target level and up to the maximum level, the executive officer’s bonus will be paid out in cash up to the target level amount and for the bonus in excess of the target level amount, the bonus will be paid by lapse of restrictions on shares of performance based restricted stock granted by the Compensation Committee on November 2, 2009.
Grants of performance based restricted stock under the 2010 Executive Bonus Program represented the maximum number of shares that could be earned under the 2010 Executive Bonus Program. The number of shares of performance based restricted stock granted to Messrs. Rashleger and Sheely was 10,788 and 10,593 shares, respectively. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of ROA in excess of the target level and up to the maximum level. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. The number of shares as to which restrictions would lapse would be based on the cash equivalent of bonus earned by the executive officer divided by the per share price of our common stock on the date of grant of the performance based restricted stock, which was $2.46 per share. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.
The Compensation Committee maintained the same structure for the cash bonus program in fiscal year 2010 as it did in fiscal year 2009 with the bonus amounts based on ROA for the fiscal year. For fiscal year 2010, the minimum ROA goal was 8%, the target ROA goal was 15%, and the maximum ROA goal was 22%. The Compensation Committee intended these goals to be challenging, but reasonable under the circumstances and reflective of the budget developed for fiscal year 2010.
On October 19, 2010, the Compensation Committee determined the achievement and payout to executive officers under the 2010 Executive Bonus Program. Our ROA for fiscal year 2010 was 8.11%, which exceeded the threshold amount, but was less than the target amount. Accordingly, under the 2010 Executive Bonus Program, we paid Mr. Rashleger and Mr. Sheely a cash bonus of $13,797 and $13,848, respectively, or approximately 10.6% of their respective 2010 annual base salaries. Because ROA did not meet or exceed the target level amount, all shares of performance based restricted stock granted in connection with the 2010 Executive Bonus Program were forfeited as of October 19, 2010. Accordingly, Messrs. Rashleger and Sheely forfeited 10,788 and 10,593 shares of performance based restricted stock, respectively, originally granted on November 2, 2009.
Long-Term Equity Compensation
The Compensation Committee provides long-term equity compensation to the Named Executive Officers through annual, discretionary grants under our 2005 Stock Plan, as amended (the “2005 Plan”).
In connection with his offer to join our company, Mr. Rashleger was granted a non-qualified stock option on October 12, 2009 to purchase 10,000 shares of our common stock under the 2005 Stock Plan. The option has an exercise price equal to the fair market value of our common stock as of the grant date, as determined under the Plan. The option vests with respect to one-third of the shares underlying the option on each of the 6 month, 18 month and 30 month anniversaries of the date of grant and has a term of ten years. The option was granted to Mr. Rashleger as an inducement to accept employment with us.

On January 6, 2010, the Board of Directors approved recommendations of the Compensation Committee with respect to the grant of non-qualified stock options with tandem stock appreciation rights and restricted stock awards to the Named Executive Officers. Mr. Pudil was granted 5,000 shares of restricted stock and an option with stock appreciation rights to purchase 10,000 shares of stock. Mr. Sheely was granted 2,500 shares of restricted stock and an option with stock appreciation rights to purchase 5,000 shares of stock. Mr. Rashleger was granted 2,500 shares of restricted stock, but was not granted a stock option award due to the award he received in connection with his hiring in October 2009. The awards made in January 2010 were made under the 2005 Plan. Long-term equity awards are typically granted in January of each year.
The shares of restricted stock are restricted for a period of three years and during such restriction period, the shares of restricted stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and also are subject to the risk of forfeiture. The restrictions and risk of forfeiture will lapse as to one-third of the restricted shares on each of the first three anniversaries of the date of grant. Cash dividends paid prior to a lapse of restrictions on the restricted stock will be reinvested in additional shares of restricted stock except that all restrictions on such reinvested shares of restricted stock will lapse on the first date after such reinvested restricted shares are issued that restrictions on any restricted shares lapse.
The stock options have an exercise price of the fair market value of our common stock on the date of grant, vest on the 6 month, 18 month, and 30 month anniversaries of the date of grant, have a term of ten years and in other respects are subject to the terms and conditions of the 2005 Plan. The stock appreciation rights were granted for an identical number of shares in tandem with the options such that the stock appreciation rights will expire on exercise of the option and visa versa. The stock appreciation rights, if exercised, will be settled in shares of our common stock.
In determining the number of shares of restricted stock and shares underlying stock options, the Compensation Committee considered the overall value of the awards, as well as the allocation of the value between the two types of awards.
The Compensation Committee has historically granted stock options to executive officers and, since fiscal year 2007, has also granted restricted stock to executive officers based upon the Compensation Committee belief that awards of restricted stock result in less dilution to existing shareholders. For the same reason, the Compensation Committee has granted stock appreciation rights with options since February 2007.
Employment Agreements and Post-Termination Compensation
Benjamin T. Rashleger was appointed as our President and Chief Operating Officer as of October 12, 2009. In connection with that appointment, we entered into an employment offer letter, an employment (change in control) agreement and a standard form of restrictive covenant agreement with Mr. Rashleger governing non-disclosure of confidential information, non-competition and non-solicitation.
Under the terms of the offer letter, Mr. Rashleger will receive annual base salary of $150,000, payable according to our regular payroll practices. Mr. Rashleger will also participate in our incentive program for executive officers and will be entitled to bonus of 70% of his base salary based upon achievement of goals relating to new business and profitability for the fiscal year to be jointly determined and subject to approval by the Board. Also pursuant to the offer letter, Mr. Rashleger was granted a non-qualified stock option on October 12, 2009 to purchase 10,000 shares of our common stock under the 2005 Plan. The option has an exercise price equal to the fair market value of our common stock as of the grant date, as determined under the plan. The option vests with respect to one-third of the shares underlying the option on each of the 6 month, 18 month and 30 month anniversaries of the date of grant and has a term of ten years.

In connection with the hiring of Mr. Rashleger, we entered into an employment agreement dated October 7, 2009 with Michael J. Pudil. The employment agreement has a term beginning on October 7, 2009 and ending December 31, 2011. Pursuant to the employment agreement, Mr. Pudil will be employed as our Chief Executive Officer at a base salary of $222,120, which would be reduced to $100,000 during any period of the term of the employment agreement after December 31, 2009 in which Mr. Pudil’s successor continues to serve as President. Mr. Pudil will be entitled to insurance, vacation, profit sharing, and other benefits we make available. In the event of termination of Mr. Pudil’s employment by us without Cause or by Mr. Pudil for Good Reason or if Mr. Pudil dies or becomes Disabled or if Mr. Pudil continues to be employed by us until the Pudil Agreement terminates on December 31, 2011, we will pay all obligations accrued through such date of termination and will also make a lump sum severance payment to Mr. Pudil equal to $335,000 on a date that is six months and one day after the effective date of termination of employment (except in death or Disability, payments shall be made no later than 30 days after the date of death or determination of Disability). Additionally, except in the case of death, we will continue to be responsible for the employer portion of monthly premiums for group health, dental, life insurance and special medical insurance for an eighteen month period following the termination. Further, all outstanding stock options will fully vest and Mr. Pudil will have the right to exercise all such vested stock options for an eighteen month period following the termination, except that no stock option will be exercisable after its original expiration date. All restrictions on outstanding restricted stock awards will also lapse on the last day of employment. In the event of termination of Mr. Pudil’s employment by us with Cause or by Mr. Pudil without Good Reason, our only obligation to Mr. Pudil is to pay any base salary earned but not yet paid, reimburse Mr. Pudil for expenses incurred and pay or provide any benefits that are vested or that Mr. Pudil is otherwise entitled to receive under our existing programs. Capitalized terms used in this paragraph have the meaning ascribed to them in the employment agreement with Mr. Pudil. On October 7, 2009, Mr. Pudil also entered into the form of restrictive covenant agreement governing non-disclosure of confidential information, non-competition and non-solicitation.
In connection with the hiring of Mr. Rashleger, we also entered into a severance letter agreement dated October 7, 2009 with Paul D. Sheely. Under the severance letter agreement , if Mr. Sheely’s employment is terminated without Cause, we will continue to pay Mr. Sheely his base salary in accordance with our regular payroll practices for a period of twelve months or until he has secured other employment, whichever occurs first, and we will pay a portion of the COBRA premium until the earlier of twelve months or the date COBRA coverage otherwise terminates. If Mr. Sheely’s employment terminates because of his resignation, if we terminate his employment for Cause or if Mr. Sheely’s employment terminates as a result of his death or disability, our only obligation to Mr. Sheely is to pay any base salary earned but not yet paid. Payments under the severance letter agreement that constitute nonqualified deferred compensation may be delayed, provided that the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest. Capitalized terms used in this paragraph have the meaning ascribed to them in the severance letter agreement. On October 7, 2009, Mr. Sheely also entered into the form of restrictive covenant agreement governing non-disclosure of confidential information, non-competition and non-solicitation.

We entered into a employment (change in control) agreement with Mr. Rashleger on October 12, 2009. We have entered into a similar employment (change of control) agreement with Mr. Sheely that is dated January 11, 2001 and that was amended on November 1, 2002 and on December 29, 2008. These employment (change in control) agreements automatically renew for successive one-year periods unless we provide at least 60 days’ prior notice. However, if a Change of Control occurs, the employment (change in control) agreement will remain in effect for a period of twelve months from the date of the Change of Control. Under these agreements, if a Change in Control occurs and the executive officer’s employment is terminated by us other than for Cause or Disability or by the executive officer for Good Reason, we will pay the executive officer a severance payment in cash in a single sum within sixty days of the date of termination equal to 2.99 times the average of the annual compensation paid to the executive officer by us for the five calendar years (or such lesser number of complete calendar years or portions thereof calculated on an annualized basis) in the case of an Unapproved Change in Control and, in the case of an Approved Change in Control, 1.0 times the annual compensation for such period. The executive officer will also be entitled to participate in life, disability, accident and health insurance benefits for a period of twelve months following the Termination Date in the event of an Approved Change of Control and for thirty-six months following the Termination Date in the event of an Unapproved Change in Control, or we will reimburse the executive officer for the cost of comparable coverage. The severance payment is subject to reduction such that no portion of the payment, together with other benefits received in a change of control, would constitute a “parachute payment” or would be non-deductible solely by reason of Section 280G of the Internal Revenue Code of 1986, as amended. Capitalized terms used in this paragraph have the meaning ascribed to them in the employment (change in control) agreement. Except with respect to this agreement, Mr. Rashleger’s employment with us is “at will.” Except with respect to this agreement and the severance agreement described above, Mr. Sheely’s employment with us is “at will.”
In general, a “Change of Control” would include a change resulting from the acquisition of 50% or more of our outstanding voting stock by any person, a change in the current members of the Board of Directors or their successors elected or nominated by such members whereby they cease to be a majority of the Board of Directors, or WSI Industries disposing of 75% or more of its assets, other than to an entity owned 50% or greater by WSI Industries or any of its subsidiaries.
If a change of control which was not approved by the Board of Directors had occurred at the end of fiscal year 2010 and the executives’ employment was terminated without cause or by the executive for good reason, the executive officers would have received the approximate payment indicated pursuant to the employment agreements: Mr. Pudil, $861,233, Mr. Sheely, $569,623, and Mr. Rashleger, $542,981.
The calculation above also does not reflect the value of acceleration of vesting of stock options, lapse of restrictions on restricted stock, or lapse of restrictions on performance based restricted stock that would be received by a Named Executive Officer if a change of control had occurred at the end of fiscal year 2009. Under the 2005 Plan, unless the stock option agreement provides otherwise, any stock option granted under the 2005 Plan will be exercisable in full, without regard to any installment exercise provisions, for a period specified us, but not to exceed 60 days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of WSI Industries, other than in conjunction with a bankruptcy or any similar occurrence; (ii) any merger, consolidation, acquisition, separation, reorganization or similar occurrence where we will not be the surviving entity; or (iii) the transfer of substantially all of our assets, or 75% or more of the outstanding our stock. Additionally, the form of agreement evidencing the restricted stock and performance based restricted stock granted under the 2005 Plan provides that all restrictions with respect to any restricted shares will lapse on the date determined by the Compensation Committee prior to, but in no event more 60 days prior to, the occurrence of any of these same events.

Summary Compensation Table
The following table shows information concerning compensation earned for services in all capacities during the fiscal year for (i) Michael J. Pudil, who served as our Chief Executive Officer in 2010; (ii) Paul D. Sheely, who served as our Chief Financial Officer in 2010 and (iii) Benjamin T. Rashleger who served as our President and Chief Operating Officer during the portion of fiscal year 2010 beginning October 12, 2009 (together referred to as our “Named Executive Officers”). Other than the Named Executive Officers, no other person served as an executive officer during fiscal year 2010.

					Non-
					Equity
					Incentive	All
					Plan	Other
			Stock	Option	Compen-	Compen-
		Salary	Awards	Awards	sation	sation
Name and Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	Total ($)
Michael J. Pudil	2010	$144,621	$10,650	$16,633	$—	$5,062	$176,966
Chief Executive Officer	2009	$229,089	$41,509	$36,533	$—	$9,438	$316,569
Paul D. Sheely	2010	$130,293	$5,325	$8,316	$13,848	$4,560	$162,342
Chief Financial Officer	2009	$132,441	$8,648	$18,267	$—	$7,848	$167,204
Benjamin T. Rashleger	2010	$129,808	$5,325	$23,183	$13,797	$3,029	$175,142
President and Chief Operating Officer (4)

(1)	Represents the aggregate grant date fair value of stock option awards in the respective fiscal year, each as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note 5, “Stock Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended August 29, 2010 and in our Annual Report on Form 10-K for the year ended August 30, 2009. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require us to restate the amounts for these years applying the new grant date fair value methodology.

(2)	Represents bonuses paid to the named Executive Officers under the Executive Bonus Program in effect for the fiscal year indicated, which are reported for the year in which the related services were performed.

(3)	Represents matching contributions by WSI Industries under our 401(k) Plan.

(4)	Mr. Rashleger began serving as our President and Chief Operating Officer on October 12, 2009 and therefore, amounts reflect a partial year of service.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at August 29, 2010.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
		Number of				Market	Unearned	Unearned
		Securities			Number of	Value of	Shares,	Shares,
	Number of	Underlying			Shares or	Shares or	Units or	Units or
	Securities	Unexer-			Units of	Units of	Other	Other
	Underlying	cised			Stock	Stock	Rights	Rights
	Unexer-	Options (#)	Option		That Have	That Have	That Have	That Have
	cised	Unexer-	Exercise	Option	Not	Not	Not	Not
	Options (#)	cisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	(#)(1)	($)(1)	(#)(1)(2)	($)(1)(2)
Michael J. Pudil	10,000	—	$3.44	1/04/2016	—	—	—	—
Michael J. Pudil	10,000	—	$3.47	2/23/2017	—	—	—	—
Michael J. Pudil	15,000	—	$5.39	1/08/2018	—	—	—	—
Michael J. Pudil	10,000	5,000	$3.46	1/07/2019	—	—	—	—
Michael J. Pudil	3,334	6,666	$2.13	1/05/2020	—	—	—	—
Michael J. Pudil	—	—	—	—	3,334	$11,069	—	—
Michael J. Pudil	—	—	—	—	8,000	$26,560	—	—
Michael J. Pudil	—	—	—	—	—	—	1,563	$5,189
Michael J. Pudil	—	—	—	—	5,000	$16,600	—	—
Paul D. Sheely	5,000	—	$3.44	1/04/2016	—	—	—	—
Paul D. Sheely	7,500	—	$3.47	2/23/2017	—	—	—	—
Paul D. Sheely	7,500	—	$5.39	1/08/2018	—	—	—	—
Paul D. Sheely	5,000	2,500	$3.46	1/07/2019	—	—	—	—
Paul D. Sheely	1,667	3,333	$2.13	1/05/2020	—	—	—	—
Paul D. Sheely	—	—	—	—	834	$2,769	—	—
Paul D. Sheely	—	—	—	—	1,667	$5,534	—	—
Paul D. Sheely	—	—	—	—	—	—	881	$2,925
Paul D. Sheely	—	—	—	—	—	—	10,593	$35,169
Paul D. Sheely	—	—	—	—	2,500	$8,300	—	—
Benjamin T. Rashleger	3,334	6,666	$3.00	10/11/2019	—	—	—	—
Benjamin T. Rashleger	—	—	—	—	2,500	$8,300	—	—
Benjamin T. Rashleger	—	—	—	—	—	—	10,788	$35,816

(1)	Includes shares distributed as a dividend with respect to the restricted stock.

(2)	Includes 10,593 shares of performance based restricted stock held by Mr. Sheely and 10,788 shares of performance based restricted stock held by Mr. Rashleger that were outstanding at August 29, 2010 but that were forfeited on October 19, 2010 pursuant to the terms of the agreement covering these awards.

All options referred to above vest as to one-third of the shares six months from the date of grant, one-third of the shares eighteen months from date of grant and one-third of the shares thirty months from the date of grant. The expiration date of each option is the ten-year anniversary of the date of grant of such option. On February 23, 2007, the Board of Directors granted stock appreciation rights for an identical number of shares in tandem with all outstanding stock options. The stock appreciation rights will expire on exercise of the stock option and vice versa. The stock appreciation rights, if exercised, will be settled in shares of our common stock.
The shares of restricted stock are restricted for a period of three years and during such restriction period, the shares of restricted stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and also are subject to the risk of forfeiture. The restrictions and risk of forfeiture will lapse as to one-third of the restricted shares on each of the first three anniversaries of the date of grant. Cash dividends paid prior to a lapse of restrictions on the restricted stock will be reinvested in additional shares of restricted stock except that all restrictions on such reinvested shares of restricted stock will lapse on the first date after such reinvested restricted shares are issued that restrictions on any restricted shares lapse.
Grants of performance based restricted stock were made to the Named Executive Officers under the 2010 Executive Bonus Program and represented the maximum number of shares that could be earned under the 2010 Executive Bonus Program. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of ROA in excess of the target level and up to the maximum level. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. The number of shares as to which restrictions would lapse would be based on the cash equivalent of bonus earned by the executive officer divided by the per share price of our common stock on the date of grant of the performance based restricted stock, which was $2.46 per share. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.

DIRECTOR COMPENSATION
Directors who are not employees of WSI Industries (currently all directors except Mr. Pudil) earned an annual retainer of $10,000 for service in fiscal year 2010. Each non-employee director is paid a fee of $500 for each meeting of the Board of Directors or any committee attended, except for committee meetings that immediately precede or follow a Board meeting. The chairs of the Compensation Committee and Audit Committee receive an additional $1,000 annual retainer.
Under the 2005 Stock Plan, each non-employee director will receive at the time of election or re-election to the Board by the shareholders an option to purchase 2,000 shares of our common stock at a purchase price equal to the fair market value of our common stock on the date of such election or reelection. The term of each director option will be five years, unless the director ceases serving on the Board, in which event the option expires within 30 days of termination of service. Each director option will be exercisable in installments of 25% beginning six months after the date of grant, and 25% on each of the three subsequent anniversaries of the date of grant. In connection with the election of James D. Hartman to our Board of Directors, the Compensation Committee granted Mr. Hartman on October 22, 2010 an option to purchase 2,000 shares of our common stock. This option has the same terms as the options automatically granted to non-employee directors under the 2005 Stock Plan.
We established a retirement program in 1982 for directors not covered by any of our other retirement plans that provides for the payment of an annual benefit equal to the annual retainer paid to directors during the full fiscal year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, commences at the time the director retires if age 65 or older, or at age 65 if the director ceases to serve as a director prior to age 65. The retirement benefit is subject to proportionate reduction if the director has served us less than 15 years. Benefits are payable during the lifetime of the retired director, but not exceeding 10 years. On January 9, 2008, we eliminated the director retirement program for all board members elected on or after January 9, 2008 (other than those serving as a board member prior to January 9, 2008). No director serving in fiscal year 2010 received any benefits from the director retirement program in fiscal year 2010 and three former directors received benefits under this program in fiscal year 2010.
The following table shows for fiscal year 2010, the cash and other compensation paid to each of our Board members:

	Fees Earned/Paid	Option Awards	Total
Name of Director	In Cash ($)(1)	($) (2)	Compensation
Paul Baszucki	$13,500	$2,536	$16,036
Thomas C. Bender	$12,500	$2,536	$15,036
Eugene J. Mora	$13,500	$2,536	$16,036
Burton F. Myers II	$12,500	$2,536	$15,036

(1)	Represents cash retainer and meeting fees paid in fiscal year 2010 as described above.

(2)	Represents the aggregate grant date fair value of stock option awards in fiscal year 2010, as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note 5, “Stock Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended August 29, 2010.

The aggregate number of stock options outstanding at August 29, 2010 held by directors then serving was: Mr. Baszucki, 10,000 shares; Mr. Bender, 8,000 shares; Mr. Mora, 7,500 shares; Mr. Myers, 8,000 shares; and Mr. Pudil, 60,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since the beginning of fiscal year 2010, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any related person had or will have a direct or indirect material interest.
PROPOSAL 3:
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has reappointed Schechter Dokken Kanter Andrews & Selcer Ltd. (“SDK”) as our independent registered public accountants for fiscal year ended August 28, 2011. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of SDK as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of SDK, the Audit Committee will reconsider the selection.
Approval of Proposal 2: Ratification of the appointment of SDK requires the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on Proposal 2 or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.
The Board of Directors Recommends a Vote FOR
Ratification of the Appointment of Schechter Dokken Kanter Andrews & Selcer Ltd.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Schechter Dokken Kanter Andrews & Selcer Ltd., independent registered public accountants, served as our independent registered public accountants for the fiscal year ended August 29, 2010. Our Audit Committee has selected SDK to serve as our auditors for the fiscal year ended August 28, 2011 and is asking our shareholders to ratify such appointment at this Annual Meeting.
Representatives of SDK are expected to be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.
Accountant Fees and Services
The following is an explanation of the fees billed to us by SDK for professional services rendered for the fiscal years ended August 29, 2010 and August 30, 2009, which totaled $63,350 and $63,250, respectively.
Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-QSB, or other services normally provided by SDK in connection with statutory and regulatory filings or engagements for the fiscal years ended August 29, 2010 and August 30, 2009 totaled $56,800 and $56,900, respectively.

Tax Fees. The aggregate fees billed to us by SDK for professional services related to tax compliance, tax advice, and tax planning, including federal, state and local income tax matters, for the fiscal years ended August 29, 2010 and August 30, 2009 totaled $6,550 and $6,350, respectively.
All Other Fees. There were no fees billed to us by SDK for the fiscal years ended August 29, 2010 and August 30, 2009, other than those described above.
Audit Committee Pre-Approval Procedures
We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $5,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.
All of the services described above for fiscal year 2010 were pre-approved by the Audit Committee or a member of the committee before SDK was engaged to render the services.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 29, 2010 all Section 16(a) filing requirements applicable to its insiders were complied with.
SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2012 ANNUAL MEETING
The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The WSI Industries, Inc. 2012 Annual Meeting of Shareholders is expected to be held on or about January 5, 2012 and proxy materials in connection with that meeting are expected to be mailed on or about December 2, 2011. Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at our corporate office on or before August 4, 2011, in order to be considered for inclusion in the Board of Directors’ proxy statement and proxy card for the 2012 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

Pursuant to our Amended and Restated Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner. To be timely under our Amended and Restated Bylaws, the notice must be given by such shareholder to the Secretary of WSI Industries not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Corporate Governance — Director Nominations” and in our Amended and Restated Bylaws. In addition, if we receive notice of a shareholder proposal less than 45 days before the date on which we first mailed our materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.
OTHER BUSINESS
The WSI Industries Board of Directors knows of no matters other than the foregoing to be brought before the Annual Meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.
Our Annual Report to Shareholders for the fiscal year ended August 29, 2010 is being mailed to shareholders with this proxy statement. Shareholders may receive without charge a copy of our Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: WSI Industries, Inc., 213 Chelsea Road, Monticello, MN 55362, Attention: Paul D. Sheely, or by calling us at (763) 295-9202.
By Order of the Board of Directors,
Michael J. Pudil,
Chairman and Chief Executive Officer

WSI Industries, Inc. 213 Chelsea Road Monticello, Minnesota 55362	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael J. Pudil as proxy (with full power to act alone and with the power of substitution and revocation) to represent the undersigned at the WSI Industries, Inc. Annual Meeting of Shareholders to be held at 1:00 p.m., local time, at the Company’s offices at 213 Chelsea Road, Monticello, Minnesota, 55362 on January 5, 2011, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of common stock of WSI Industries, Inc. of record in the name of the undersigned at the close of business on November 8, 2010, hereby revoking all former proxies.

   COMPANY #

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WSI INDUSTRIES, INC. 2011 ANNUAL MEETING OF SHAREHOLDERS

1.	Election of Directors:	01 02	Thomas C. Bender James D. Hartman	03 04	Burton F. Myers II Michael J. Pudil	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)	[ ] [ ]
2.	A proposal to amend the WSI Industries, Inc. 2005 Stock Plan to increase the number of shares of common stock authorized for issuance by 200,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	A proposal to ratify and approve the appointment of Schechter Dokken Kanter Andrews & Selcer Ltd. as the independent registered public accounting firm for WSI Industries, Inc. for the fiscal year ending August 28, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.
Date:                                  , 201__
Check appropriate box:

Address Change? Mark Box Indicate changes below:	☐	I plan to attend the meeting	☐ Date ,	2010

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Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.